Exhibit 5.1

1717 Main Street, Suite 3700 Dallas, Texas 75201-7301 214.659.4400 Phone 214.659.4401 Fax andrewskurth.com

October 2, 2014

Ashford Inc.

14185 Dallas Parkway, Suite 1100

Dallas, TX  75254

Ladies and Gentlemen:

We have acted as special counsel to Ashford Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of the Company’s Registration Statement on Form S-4 (File No. 333-197191) (together with any amendments thereto, the “Registration Statement”), as filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations thereunder. The Registration Statement relates to the offer by Ashford Inc. to holders of common units of Ashford Hospitality Advisors, LLC (“Ashford LLC”), to exchange shares of the Company’s common stock, par value $0.01 per share (such shares issuable in the exchange offer, the “Ashford Inc. Common Stock”), for up to 99% of the common units of Ashford LLC held by such unit holder, in even multiples of 55 units, on the terms and as described in the Registration Statement (the “Exchange Offer”).  This opinion letter is being delivered in connection with the filing of the Registration Statement with the Commission.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement and the exhibits thereto, (ii) the form of the Amended and Restated Certificate of Incorporation of the Company, which is to be filed with the Secretary of State of the State of Delaware and effective on or before the date of issuance of the Ashford Inc. Common Stock (the “Certificate of Incorporation”); (iii) the form of the Amended and Restated Bylaws of the Company, which are to be effective on or before the date of issuance of the Ashford Inc. Common Stock (the “Bylaws”); (iv) certain resolutions of the Board of Directors of the Company relating to the adoption of the amendments to and restatement of the Company’s certificate of incorporation as in effect on the date hereof as reflected by the Certificate of Incorporation, the issuance of the Ashford Inc. Common Stock to holders of Ashford LLC common units and related matters; and (v) certain resolutions of Ashford Hospitality Trust, Inc., as the sole stockholder of the Company, relating to the adoption of the Certificate of Incorporation and related matters. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company, Ashford LLC and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In making such examination and rendering the opinion expressed herein, we have assumed, but have not verified; (i) that all signatures on documents examined by us are genuine; (ii) the legal capacity of all natural persons; (iii) the authenticity and completeness of all documents submitted to us as originals; (iv) the conformity to authentic and complete original documents of all documents submitted to us as certified, conformed, electronic or photostatic copies, and (v) the Certificate of Incorporation will be filed and effective and the Bylaws will be effective prior to the issuance of the Ashford Inc. Common Stock.

Based upon the foregoing, but assuming no responsibility for the accuracy or the completeness of the data supplied by the Company and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that, when the Registration Statement has been declared effective by the Commission and the Ashford Inc. Common Stock has been issued and delivered pursuant to and in accordance with the terms of, and in the manner contemplated by, the Exchange Offer, the Ashford Inc. Common Stock will be validly issued, fully paid and nonassessable.

The foregoing opinion is based on and limited to the laws of the State of Delaware and the federal laws of the United States of America, and we express no opinion as to the laws of any other jurisdiction.

We hereby consent to the filing by you of this opinion as an exhibit to the Registration Statement and the use of our name under the caption “Legal Matters” in the Registration Statement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Andrews Kurth LLP